Exhibit 10.23
The 2014 Rosetta Stone Executive Bonus Plan

I. Plan Goals

The purpose of the 2014 Rosetta Stone Executive Bonus Plan (the “Plan”) is to motivate senior management to achieve key financial and strategic business objectives of Rosetta Stone Inc. and its subsidiaries (“Rosetta Stone” or the “Company”).

II. Plan Participants, Administration and Effective Date

The following executives (each, an "Executive" and collectively, the "Executives”) are eligible to participate in the Plan: Chief Executive Officer (“CEO”); Chief Financial Officer (“CFO”); Chief Information Officer (“CIO”); Chief Product Officer (“CPO”); Chief Legal Officer and Secretary; Senior Vice President, Human Resources; Senior Vice President, Consumer; President, Global Enterprise & Education and other executives as approved by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

An Executive is eligible to participate in the Plan only if all of the following criteria are met:

•	Designated as eligible to participate by the Compensation Committee;

•	Hired, rehired or moved into an eligible position on or before November 1st of the plan year, and

•	Renders overall satisfactory work performance.
The Compensation Committee is responsible for overseeing the administration of the Plan, including establishing performance targets and determining whether a bonus will be paid pursuant to the Plan. The Compensation Committee may, at its sole discretion, and without prior notice, modify, change, alter or terminate the Plan or determine whether or not a bonus will be paid. No bonus payment will be made unless the Compensation Committee determines: (a) that all material terms of the Plan have been satisfied; and (b) that payment to the participant in the stated amount is appropriate under the Plan.
In the event of a claim or dispute brought forth by a participant, the decision of the Compensation Committee as to the facts in the case and the meaning and intent of any provision of the Plan, or its application, shall be final, binding and conclusive.

The Plan is subject to the Rosetta Stone Clawback Policy in effect as of January 1, 2014.

The Plan shall be effective from January 1st, 2014 to December 31st, 2014 (the “Bonus Period”).

III. Components of the Plan and Individual Bonus Targets
Individual bonus targets for participants will be a percentage of a participant’s eligible base salary in effect as of the last day of the Bonus Period. Eligible base salary is defined as base salary before both deductions for taxes or employee benefits and deferrals of compensation pursuant to any Rosetta Stone sponsored benefit plans. Bonus targets are as specified by the Compensation Committee, however, individual payouts may be greater than or less than the bonus target based on actual achievements against Plan objectives and targets.
As a participant in the Plan, each Executive will be eligible for a bonus award based on the attainment of key financial targets and strategic business objectives.

All objectives under both the Non Line of Business and Line of Business Plans are mutually exclusive and structured such that executives may be paid a portion of their annual incentives for achievement relative to one or more objectives, even if threshold performance is not attained for another objective.

Umbrella Goal

There is an Umbrella Goal for the 2014 Executive Bonus Plan, in order to protect the company’s tax deductibility in compliance with Section 162(m) of the Internal Revenue Code for Section 16 officers only. The Umbrella Goal is not a trigger to fund the bonus plan.

•	The Umbrella Goal = 2014 revenue of at least $270M

Executive Bonus Structure - Non Line of Business Executives

•	70% - Corporate Financial Bonus

•	30% - Corporate Non-Financial Strategic Goals Bonus

Seventy Percent (70%) of a non-line of business executive’s bonus award will be based upon the achievement of the financial targets as outlined in the Plan (the “Financial Goals Bonus”). Thirty Percent (30%) of a non-line of business executive’s bonus award will be based upon the execution and results of corporate strategic non-financial business objectives (the “Corporate Strategic Goals Bonus”). These combined factors will determine the total target potential bonus award on an individual basis. The bonus award for a non line of business executive cannot exceed 150% of the employee’s bonus target.

Corporate Financial Goals Bonus
For all non-line of business executives, the award of the Corporate Financial Goals Bonus (70% of the total target potential bonus award) will be determined as follows.

•	40% Bookings(1) (millions)

•	Threshold: $300 = 80% Funding

•	Target: $333 = 100% Funding

•	Max Funding: $350 or more = 150% Funding

•	40% Adjusted EBITDA(2) (millions)

•	Threshold: $17 = 80% Funding

•	Target: $20 = 100% Funding

•	Max Funding: $23 or more = 150% Funding

•	20% Percentage Global DTC Web Sales(3) (Q4 2014 exit rate)

•	Threshold: 50% = 80% Funding

•	Target: 60% = 100% Funding

•	Max Funding:70% or more = 150% Funding

(1)	“Bookings” means executed sales contracts by the Company that are either recorded immediately as revenue or as deferred revenue.

(2)
“Adjusted EBITDA” is GAAP net income/(loss) plus interest income and expense, income tax benefit and expense, depreciation, amortization and stock-based compensation expense plus the change in deferred revenue less the change in deferred commissions.  In addition, Adjusted EBITDA excludes any items related to the litigation with Google Inc., restructuring costs and transaction and other costs associated with mergers and acquisitions as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets.

(3)	“Percentage Global Digital Sales” means the percentage of all new unit sales of Global Consumer that are downloaded (e.g.,
TOTALe), online (e.g., OSUB, TOSUB, ReFLEX), renewals and paid Apps.

Corporate Non-Financial Strategic Goals Bonus
For all non-line of business executives, the award of the Corporate Non-Financial Strategic Goals Bonus (30% of the total target potential bonus award) will be determined as follows.

•	33.3% - E&E Cross Selling of approximately $28M (Non TOTALe Sales)

•	Advanced English

•	Tell Me More

•	Lexia

•	Custom Content

•	33.3% - Consumer Cross Selling of approximately $12M

•	Brain fitness (Fit Brains)

•	Tell Me More

•	Lexia

•	Consumer Kids

•	Project X

•	33.3% - Launch of Consumer Kids literacy product(s) with bookings of approximately $3M

Non-Line of Business Executive Bonus Targets

Job Title	Target Bonus
CEO	110%
CFO	75%
SVP, Human Resources	50%
CIO	50%
Chief Legal Officer and Secretary	60%
Other Executives, as approved by the Compensation Committee	TBD by the Compensation Committee

Executive Bonus Structure - Line of Business Lead

•	60% - Line of Business Financial Goals Bonus

•	20% - Corporate Financial Goals Bonus

•	20% - Corporate Non-Financial Strategic Goals Bonus

Sixty Percent (60%) of a line of business executive’s bonus award will be based upon the achievement of line of business financial targets as outlined in the Plan (the “Line of Business Financial Goals Bonus”). Twenty Percent (20%) of a line of business executive’s bonus award will be based upon the achievement of corporate financial targets as outlined in the Plan (the “Corporate Financial Goals Bonus”) and Twenty Percent (20%) of a line of business executive bonus award will be based on achievement of corporate strategic goals as outlined in the Plan (the “Corporate Strategic Goals Bonus”). These combined factors will determine the total target potential bonus award on an individual basis.

Line of Business Executive Bonus Targets

Job Title	Target Bonus
President, Global Enterprise & Education	75%
SVP, Consumer	75%
CPO	60%

Line of Business Financial Goals Bonus

For the following Line of Business Executives, the Line of Business Financial Goals Bonus award (60% of the total target potential bonus award) will be determined as follows with a maximum award of 250%.

SVP, Consumer

•	30% - Bookings (millions)

•	Threshold: $186 = 80% Funding

•	Target: $212.9 = 100% Funding

•	Max Funding: $532.25 or more = 250% Funding

•	30% - Adjusted EBITDA (millions)

•	Threshold: $65.84 = 80% Funding

•	Target: $82.3 = 100% Funding

•	Max Funding: $205.75 or more = 250% Funding

•	20% - Percentage Global DTC Web Sales (Q4 2014 Exit rate)

•	Threshold: 50% = 80% Funding

•	Target: 60% = 100% Funding

•	Max Funding: 70% or more = 250% Funding

•	20% Cross Selling (Kids, Project X, Tell Me More, FitBrains and Lexia)

•	Threshold: $9.6 = 80% Funding

•	Target: $12 = 100% Funding

•	Max Funding: $30 or more = 250% Funding

President, Global Enterprise & Education

•	40% - Bookings (millions)

•	Threshold: $86 = 80% Funding

•	Target: $99.4 = 100% Funding

•	Max Funding: $248.5 or more = 250% Funding

•	40% - Adjusted EBITDA (millions)

•	Threshold: $34.96 = 80% Funding

•	Target: $43.7 = 100% Funding

•	Max Funding: $109.25 or more = 250% Funding

•	20% - E&E Cross Selling (Tell Me More, Lexia, etc)

•	Threshold: $22.4 = 80% Funding

•	Target: $28 = 100% Funding

•	Max Funding: $70 or more = 250% Funding

Line of Business Financial Goals Bonus - Product

For the following Line of Business Executives, the Line of Business Financial Goals Bonus award (60% of the total target potential bonus award) will be determined as follows with a maximum award of 150%. Discretionary funding from 0 to 150%; Based on approval by the CEO and the Compensation Committee

•	70% Delivery of the Product Roadmap - Key Milestones

•	Tell Me More Refresh

•	LiveMocha

•	Kids by September 1st, 2014

•	30% Deliver Product Roadmap within Budget

•	Budget = $30.8M

Line of Business Strategic Goals Bonus

For all Line of Business Executives, the award of the Corporate Strategic Goals Bonus (20% of the total target potential bonus award) will be determined as follows.

•	33.3% - E&E Cross Selling of approximately $28M (non-TOTALe sales)

•	Advanced English

•	Tell Me More

•	Lexia

•	Custom Content

•	33.3% - Consumer Cross Selling of approximately $12M

•	Brain fitness (Fit Brains)

•	Tell Me More

•	Lexia

•	Consumer Kids

•	Project X

•	33.3% - Launch of Consumer Kids literacy product(s) with bookings of approximately $3M

IV. Achievement of Plan Targets

Financial Bonus Goals Funding

If any financial metric component is below the “Threshold” level, then no funding will be achieved for that portion of the bonus. The financial metric components are mutually exclusive. Therefore, if one financial metric is above its “Threshold” level, and the others are not, the bonus will be funded for the financial metric component that was achieved.

Actual award funding between Threshold, Target and Maximum goals will be interpolated based on actual results as set forth in the chart below.

The maximum amount payable under the Financial Bonus for Non-Sales Executive is 150% of the overall total target potential Financial Bonus.

The maximum amount payable under the Line of Business Financial Bonus award for Sales Executives is 250% of the overall total target potential Line of Business Financial Bonus. The maximum amount payable under the Corporate Financial Bonus for Sales Executives is 150% of the overall total target potential Corporate Financial Bonus.

	Bookings (M)		Adjusted EBITDA (M)		Percentage Global DTC Web Sales (Q4 2014 Exit Rate) (%)
	Attainment Against Target	Payout	Attainment Against Target	Payout	Attainment Against Target	Payout
	$299.99 and below	No Payout	$16.99 and below	No Payout	49.99% and below	No Payout
Threshold	$300	80%	$17	80%	50%	80%
Target	$333	100%	$20	100%	60%	100%
Maximum	$350 and above	150%	$23 and above	150%	70% and above	150%

Strategic Goals Bonus Funding

Plan funding for the Strategic Goals Bonus target for Non-Line of Business Executives and the Line of Business Strategic Goals Bonus target for Executives will be based on the attainment percentage of the specified goals as outlined in Section III above. Final achievement percentages against the strategic goals targets, overall approval of attainment of goals, and subsequent bonus payouts, will be determined by the Compensation Committee.

V. Mid-Year Events and Proration

Prorated Bonus Awards

A bonus payout will be based on the amount of time the eligible participant is actively and continuously employed in a bonus eligible position during the Bonus Period. In some cases, bonus awards will be calculated, as detailed below.

•
New Hires and Rehires - Newly hired or rehired employees will participate in the Plan on a daily prorated basis. In the case of rehires, there is no credit for prior service and the rehire date must occur on or prior to November 1st of the Bonus Period in order for the participant to be eligible under the Plan for the Bonus Period.

•	Leaves of Absence - Bonus awards are not prorated for approved leaves of absence.

•
Promotions and Demotions - If the action results in a movement from one bonus-eligible position to another bonus-eligible position (with either a higher or lower bonus target) the bonus target as of December 31st will be the target used to determine the bonus award. If an action results in a movement from a Non-Line of Business Executive to Line of Business Executive bonus eligibility or vice versa, a daily pro-rated bonus will be calculated. If an Executive moves to a non-executive bonus plan, a daily pro-rated bonus award will be calculated based on tenure in the eligible position.

•	Termination

◦
If a participant voluntarily terminates prior to the date the bonus awards are actually paid, the participant will not be entitled to any bonus payment for the Bonus Period during which the termination occurs, except as otherwise provided by contractual or statutory obligation or directed by the Compensation Committee. Bonuses are not considered earned until they are approved by the Compensation Committee and are actually paid by Rosetta Stone.

◦
If during the Bonus Period the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, then the Company shall pay to Executive, at the times specified in their contract, the pro rata portion, if any, of the Executive's Annual Bonus earned up until such Termination Date in accordance with the terms of the then-current Company bonus policy.  “Good Reason” shall mean Executive’s resignation from employment with the Company after the occurrence of any of the following events without Executive’s consent: (i) a material diminution in Executive’s Annual Base Salary, duties, authority or responsibilities from the Annual Base Salary, duties, authority or responsibilities as in effect at the commencement of the Service Term, (ii) a material breach of the Agreement by the Company, or (iii) a relocation of Executive’s primary place of employment to a geographic area more than fifty (50) miles from the Executive's then current office;  provided, that the foregoing events shall not be deemed to constitute Good Reason unless Executive has notified the Company in writing of the occurrence of such event(s) within sixty (60) days of such occurrence and the Company has failed to have cure such event(s) within thirty (30) business days of its receipt of such written notice and termination occurs within one hundred (100) days of the event.

VI. Plan Change Provision

This Plan is subject to modification or termination at any time for any reason deemed appropriate by the Compensation Committee. No modification may increase the amount of actual compensation payable upon attainment of a goal that has been established under the Plan. However, discretion to reduce an award is permitted.

VII. Payment

Bonuses will be paid to Executives after review and approval by the Compensation Committee, on or before March 15th of the year immediately following the end of the Bonus Period, provided the Executive is employed with the Company on the actual payment date or by contractual obligation. The bonus will be in a single lump sum cash payment, subject to all required federal, state and local tax of withholdings. Executives have no right to the bonus under the Plan until actual payment.

VIII.     Transferability

An Executive shall not have any right to transfer, sell, alienate, assign, pledge, mortgage, hypothecate, collateralize or otherwise encumber any of the payments provided by this Plan.

IX.    No Employment Rights
This Plan is not intended to be a contract of employment. Both the Executives and the Company have the right to end their employment or service relationship with or without cause or notice. The payment of a bonus award shall not obligate the Company to pay any Executive any particular amount of remuneration, to continue the employment or services of the Executive after the payment, or to make further payments to the Executive at any time thereafter.

I.	Compliance with IRC Section 409A
It is the intent of the Company that any payment made under the Plan be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent permitted under Section 409A of the Code. However, if any such amounts are considered to be “nonqualified deferred compensation” subject to Section 409A of the Code, such amounts shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. No action will be taken to accelerate or delay the payment of any amounts in any manner which would not be in compliance with Section 409A of the Code.
In the event an Executive qualifies as a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at the time of the Executive’s separation from service, payments to be made in connection with such Executive’s “separation from service” (as determined for purposes of Section 409A of the Code) that constitute nonqualified deferred compensation subject to Section 409A of the Code shall not be made until the earlier of (i) the Executive’s death or (ii) six (6) months after the Executive’s separation from service to the extent required by Section 409A of the Code. The Company shall, to the extent required, consult with the Executive in good faith regarding the implementation of the provisions of this section; provided that neither the Company nor any of its employees or representatives shall have any liability to the participant with respect to any tax consequences related to the Plan.

II.	Disclaimer
In the event of a situation not covered or clarified by the Plan guidelines, the Compensation Committee and the CEO will make the final and binding determination regarding eligibility and bonus calculations. The Compensation Committee must approve all bonus payments.

An Executive shall not have any rights to transfer, sell, alienate, assign, pledge, mortgage, hypothecate, collateralize or otherwise encumber any of the payments provided by the Plan except as may be required by State or Federal law.

Benefits under the Plan shall be paid from the general funds of the Company, and Executives shall have no special or priority right to any assets of the Company. Nothing in the Plan shall require the Company to segregate or set aside any funds or other property for the purpose of paying any portion of an award. No Participant, beneficiary or other person shall have any right, title or interest in any amount awarded under the Plan prior to the payment of such award to him or her. It is not intended that a participant’s interest in the Plan will constitute a security or equity interest within the meaning of any state or federal securities laws.

The Compensation Committee determines, at its sole discretion, whether bonuses will be paid. Rosetta Stone, with the approval of the Compensation Committee, reserves the right to amend and/or terminate this or any other bonus, reward, and recognition plan at any time without notice. This

Plan is not a promise, guarantee, announcement, contract or agreement that a bonus will be paid, nor is it a contract of employment.